Exhibit 10.3

REDACTED
Certain identified information, indicated by [***], has been excluded from the exhibit because it is both (i) not material and (ii) would likely cause competitive harm if publicly disclosed.

ASSET PURCHASE AGREEMENT

by and between

1.	4SC AG, with registered seat at Am Klopferspitz 19a, 82152 Martinsried, Germany, registered in the commercial register of the local court of Munich under HRB 132917, represented by its management board [and supervisory board]

- “4SC” or “Seller” -

and

2.	Immunic AG (currently Blitz 16-571 AG), with registered seat at Am Klopferspitz 19, 82152 Planegg-Martinsried, Germany, registered in commercial register of the local court of Munich under HRB 223333, represented by its management board [and supervisory board]

- “Immunic” or “Purchaser” -

- 4SC and Immunic hereinafter also referred to as “Parties” and each as “Party” -

RECITALS

WHEREAS, 4SC is an innovative biotech company with a strong focus on research and development listed on the Prime Standard of the Frankfurt Stock Exchange since December 2005.

WHEREAS, 4SC discovers and develops targeted small molecule drugs for the treatment of cancer and autoimmune diseases in indications with a high unmet medical need and major economic potential. 4SC’s product pipeline comprises promising drug programs at various stages of clinical development, as well as early-stage research projects. Certain results of those research projects are the products [***] (collectively “Sold Projects”) which comprise a number of patents, patent applications, know-how and project related materials.

WHEREAS, 4SC (through the Seller’s 100% subsidiary 4SC Discovery GmbH) has entered into a Patent and Know How Assignment Agreement as well as a separate Patent License Agreement with Panoptes Pharma GmbH, each on July 2, 2013, in regards to certain know-how and patent rights relating to developing and commercializing the chemical compound [***] (collectively “Panoptes Agreements”). The Panoptes Agreements are attached hereto as Annex R.

WHEREAS, Immunic intends to acquire from 4SC and 4SC intends to sell to Immunic certain assets, in particular the Sold Projects, and related rights in accordance with the terms and conditions of this asset purchase agreement (hereinafter “APA”).

NOW THEREFORE, the Parties agree as follows:

Section 1
Option to the Sale and Transfer of Assets

1.	The Seller hereby sells to the Purchaser, with economic effect as from the date of payment of Tranche 1 (as defined in Section 5 below) (the “Effective Date”), the assets described in this Section para. 1 lit. (a) through lit. (c) irrespective of how they are shown in the balance sheets of the Seller and whether or not they have to be shown in such balance sheets (together the “Sold Assets”), if and to the extent the respective Sold Asset is owned by the Seller:

(a)	The (i) rights to all patent applications and patents listed in Annex 1 hereto, and any and all reissues, substitutions, continuations, divisions, continuations-in-part applications, as well as patents granted on the aforementioned patent applications and/or patents and (ii) the right to apply for and register trademarks on the Sold Projects and/or Sold Assets (altogether “Sold IP”).

(b)	Any and all know-how pertaining or relating exclusively to the Sold Projects as listed in Annex 2 hereto (altogether “Sold Know-How”). The term “know-how” includes but is not limited to all specifications, results and reports of preclinical and clinical studies and all other documentation containing any data relating to the application for regulatory approval and registrations dossiers. It shall further include secret and confidential information in tangible form, contained in documents, materials, correspondence and other records (whether in hardcopy or in electronic format), including process descriptions and operating instructions, all written research documents, tabulations, experimental reports, specimen, drawings and plans, as well as to all intangible information pertaining or relating exclusively to the Sold Projects. In case the tangible or intangible information does not pertain to the Sold Projects exclusively and cannot be easily separated, i.e. in case of laboratory notebook (Laborjournale), such information shall not be part of the Sold Know-How, but the Seller shall undertake all reasonable efforts to provide Purchaser with copies of the relevant information in the laboratory notebook relating to the Sold Projects to the extent that the Purchaser requires such information for the reasonable defense against third party claims or the reasonable enforcement of Sold-IP and/or Sold Know-How against third parties. The historic clinical studies, where, for the avoidance of doubt, the Seller remains official sponsor, shall also not be part of the Sold Know-How and solely para. 9 below shall apply to such studies and the information contained therein (collectively: the “Historic Clinical Studies”).

(c)	A copy of the existing quality management reports relating to the Sold Assets and Sold Projects as listed in Annex 3.

2.	Subject to Section 1 para. 6 below, the Seller hereby transfers to the Purchaser the ownership of all Sold Assets. To the extent the Seller only has an expectancy right (Anwartschaftsrecht) to the Sold Assets, the Seller hereby transfers to the Purchaser such expectancy rights to the Sold Assets. This transfer is particularly performed as follows:

(a)	The Seller shall transfer to the Purchaser its possession of the tangible Sold Assets. To the extent that such Sold Assets are located on real estate or in buildings that are in the Seller’s possession, transfer of possession shall take place by performing such possession on behalf of Purchaser and by granting the Purchaser access to the respective real estate or buildings (Besitzmittlungsverhältnis).

(b)	All documents, materials and information which form part of the Sold Know-How shall be transferred to the Purchaser in the same way as described under lit. (a) above. The delivery of each of the documents shall be noted in a report that is established for this purpose and signed by both Parties.

(c)	Seller shall procure that within 6 months after the Purchaser has exercised its option right set forth in Section 3 below, the intangible Sold Know-How is transferred to Purchaser as follows: Within such period, the Seller undertakes to introduce the Purchaser’s employees into the Sold Know-How. This introduction shall be provided in the form of meetings, taking place at the offices of Purchaser in Martinsried or any other venue agreed by the Parties, and shall be free of cost for Purchaser, to the extent that it does not exceed 24 man-days. For the avoidance of doubt, this introduction relates solely to data created prior to the Effective Date; any forward looking support or other services with respect to the future usage or development of the Sold Assets, except for the processing of the COMPONENT study data related to the Sold Projects to prepare an audit and inspection ready trial master file in accordance with ICH (International Council for Harmonisation of Technical Requirements for Pharmaceuticals for Human Use) GCP (good clinical practice) guidelines, will be invoiced on the basis of service and/or development agreements yet to be concluded. The Parties acknowledge that Dr. Manfred Gröppel as main possessor of the intangible Sold Know-How is likely to join the Purchaser.

3.	To the extent that Sold Assets are in possession of third parties, the Seller (i) hereby transfers to the Purchaser the Seller’s repossession claims, and (ii) if Seller’s repossession claim against any third party is not transferable, hereby undertakes to instruct the third party at issue in writing to hold possession of the relevant Sold Asset in its possession to the benefit of the Purchaser and to hand it over to the Purchaser upon the latter’s request.

4.	If and to the extent further declarations have to be made or actions have to be taken to transfer any Sold Assets to the Purchaser, the Seller shall, to the extent reasonably required, make such declarations or take such actions without undue delay upon request of the Purchaser. Any and all costs and expenses in connection with the transfer of the Sold Assets to the Purchaser, in particular without limitation any and all fees and expenses of the patent offices, shall be borne by the Purchaser with the exception of (i) internal administration costs of the Seller and (ii) payments to be rendered under or in connection with the German Inventing Employee Act (Gesetz über Arbeitnehmererfindungen) with respect solely to the Sold Assets.

5.	Unless explicitly specified otherwise in this APA, the Parties assume that none of the Sold Assets is in the possession by anybody else than the Seller. If it turns out that such assumption is wrong, the Seller shall be obliged to transfer upon Purchaser’s request the possession of any such assets, rights or claims or to procure the transfer of the possession of any such assets, rights or claims to the Purchaser without undue delay and at no additional costs to the Purchaser.

6.	The transfer of the Sold Assets to the Purchaser pursuant to paras. 2 to 5 above shall be subject to the condition precedent (aufschiebende Bedingung) of the payment of [***].

7.	The Purchaser shall, on a product-by-product basis, in case of a development of the Sold Projects [***], for the registration of the transfer of the Sold IP regarding such product with the respective official registries (“IP Registration”). In the event that a third party takes legal action against, or relating to, the Sold IP, or Purchaser intends to take legal action against a third party based on the Sold IP, the Purchaser shall [***] apply for IP Registration of the Sold IP to the extent affected by such legal action, and shall use best efforts to procure that such third party acknowledges the Purchaser as party (as the case may be plaintiff or defendant) in a court of law or proceedings before a patent office. Should such third party not acknowledge the Purchaser as such party, Seller agrees to support Purchaser in such legal action as reasonably required, and Purchaser shall reimburse Seller [***]. In the event of a disposal of the Sold Assets in whole or in part (and individually or as part of a disposal of more than [***] of all assets of Purchaser), the Purchaser shall procure that the respective acquirer applies as soon as practicable, but in any event not later than six months after such disposal, for IP Registration of the Sold IP (in case of a partial disposal, to the extent that the Sold IP is disposed of). The Purchaser shall prepare and deliver all reasonably requested documentation and Seller shall give all reasonably requested declarations and make all necessary signatures that the Purchaser reasonably requires for the IP Registration, and Purchaser and Seller agree to promptly after the Effective Date transfer formal ownership in sold IP directly to Purchaser by separate agreements as in Annex X, as well as by preparation of forms and declarations which may be required by the respective official registries. The Purchaser shall bear all costs related to such registration.

8.	The Purchaser undertakes to use commercially reasonable efforts to develop and commercialize, by itself or via licensees, the Sold Projects until market approval for at least one Product (as defined hereafter) in the European Union and the US, provided that, in the event of a disposal of the Sold Assets in whole or in part (and individually or as part of a disposal of more than [***] of all assets of Purchaser), the Purchaser shall use best efforts to procure that the respective acquirer agrees to assume the obligation in this para. 8 as well.

9.	With effect as from the Effective Date and subject to the condition precedent (aufschiebende Bedingung) of the payment of [***], the Seller hereby grants (i) a non-exclusive license for the use of the Historic Clinical Studies to the extent that they solely relate to the Sold Projects and (ii) a right of possession (Besitzrecht) of such studies (to the extent that such studies are in tangible form), both with the proviso that the Purchaser shall undertake all reasonable efforts to provide the Seller with copies of the relevant Historic Clinical Studies, and provide Seller access to the originals thereof, to the extent that the Seller requires such studies for (a) the reasonable defense against third party claims or (b) for any correspondence with public authorities (notably regulatory authorities), in particular to comply with information requests from such authorities. If Purchaser does not comply with its obligations under the preceding sentence, the Seller shall be entitled to terminate the aforementioned license for the use and the right of possession of the Historic Clinical Studies and request return of the Historic Clinical Studies. For the avoidance of doubt, the Seller retains ownership of any and all Historic Clinical Studies.

Section 2
Sale and Transfer of Panoptes Agreements

1.	The Seller hereby sells to the Purchaser the rights and obligations of the Seller arising out of the Patent License Agreement with Panoptes Pharma GmbH dated July 2, 2013 (the “Sold Agreement”) by way of assumption of contract with full discharge of the Seller (Vertragsübernahme mit schuldbefreiender Wirkung), to the extent that the Seller’s 100% subsidiary 4SC Discovery GmbH (“4SC Discovery”) is counterparty to the Sold Agreement, with effect as from the Effective Date. For the avoidance of doubt, the rights and obligations arising out of the Patent and Know How Assignment Agreement with Panoptes Pharma GmbH dated July 2, 2013 are not sold and shall remain with the Seller / 4SC Discovery.

2.	The sale pursuant to Section 2.1 extends to all present and future rights and obligations of the Seller under the Sold Agreement as from the Effective Date.

3.	Subject to the condition precedent (aufschiebende Bedingung) of the payment of [***], the Seller hereby transfers to the Purchaser, and the Purchaser hereby accepts the transfer of, the Sold Agreement in accordance with the provisions set forth above by way of an assumption of contract with full discharge of the Seller. The Purchaser acknowledges and agrees that the transfer of the Sold Agreement may require the consent of the respective contractual partners or of other third parties in order to become effective, and that the Seller does not guarantee in any way that such consents will be given. Section 7 below remains unaffected.

4.	The Purchaser hereby assumes the Sold Agreement with the effect of fully discharging the Seller’s obligations (Vertragsübernahme mit schuldbefreiender Wirkung) subject to the condition precedent (aufschiebende Bedingung) of the payment of [***], and, if required, any third party consent as set out in Section 7 below, and shall indemnify and hold harmless the Seller from and against [***].

5.	With effect as from the Effective Date, the Purchaser hereby assumes, and agrees to pay, perform and discharge when due, all liabilities and obligations arising from or under the Sold Agreement (whether actual or contingent, known or unknown). These liabilities are hereby assumed by the Purchaser with full discharge of the Seller (mit schuldbefreiender Wirkung) subject to the condition precedent (aufschiebende Bedingung) of the payment of [***], and, if required, any third party consent as set out in Section 7 below; pending such consent, the Purchaser assumes these liabilities as direct debtor (Schuldbeitritt).

Section 3
Option Right of Purchaser

1.	The’ Purchaser shall be entitled to accept the sale and transfer of the Sold Assets and the Sold Agreement as set forth in Section 1 and Section 2 above by written declaration to be addressed to Seller by fax ((+49-89-700763-2600) or email (kathleen.masch-wiest@4sc.com) until no later than [***] (“Option Term”).

2.	In case the Purchaser does not fully accept the sale and transfer of the Sold Assets and the Sold Agreement as set forth in Section 1 and Section 2 within the Option Term, this APA in total shall become null and void, with the exception of Section 7 para. 4 sentence 2, Section 8 para. 2 and Section 9 below which shall survive any termination of this APA.

Section 4
Excluded Assets and Agreements; No Transfer of
Employment Relationships and No Transfer of Insurance Agreements

1.	The Seller does not sell and the Purchaser does not acquire any assets, agreements or offers that are not expressly referred to in Sections 1 and 2 above.

2.	The Purchaser does not assume any obligations from the Seller unless these (i) are expressly referred to in this APA, (ii) result from the Sold Agreement or (iii) are directly attached to any Sold Asset.

3.	The Parties assume that no obligations (of whatever nature) from the Seller vis-a-vis public authorities, administrative entities and other public entities, no matter in which jurisdiction, from or in connection with taxes or violations of legal provisions, will be transferred to the Purchaser by operation of law following the consummation of the transactions contemplated herein. If, contrary to the Parties’ assumption, any such obligation should be transferred to the Purchaser, the Seller shall indemnify and hold harmless the Purchaser from any such obligation and related costs incurred by the Purchaser.

4.	The Parties assume that no employment relationships will be transferred to the Purchaser by operation of law following the consummation of the transactions contemplated herein. If, contrary to the Parties’ assumption, any employment relationship should be transferred to the Purchaser, the Seller shall indemnify and hold harmless the Purchaser from any costs, losses, expenses and/or other negative consequences resulting from such transfer of the respective employment relationships or the obligations towards any transferred employee unless the Purchaser explicitly agrees to assume such transferred employment relationship and continues to employ such transferred employee. However, given that Dr. Manfred Gröppel is considering joining the Purchaser in the course of, or following the consummation of the transactions contemplated herein, the Purchaser acknowledges that no liability of the Seller whatsoever shall result from the transfer of Dr. Manfred Gröppel’s employment relationship to the Purchaser.

5.	The Parties assume that no insurance agreements will be transferred to the Purchaser by operation of law following the consummation of the transactions contemplated herein. If, contrary to the Parties’ assumption, any insurance agreements should be transferred to the Purchaser, the Seller shall indemnify and hold harmless the Purchaser from any costs, losses, expenses and/or other negative consequences resulting from such transfer or the obligations of the Purchaser towards the relevant insurance company unless the Purchaser is legally compelled to enter into such insurance or otherwise agrees to assume such transferred insurance agreements and continues such insurance agreements.

Section 5
Purchase Price

1.	Subject to the condition precedent (aufschiebende Bedingung) that Purchaser accepts the sale and transfer of the Sold Assets and the Sold Agreement as set forth in Section 1 and Section 2 above in accordance with Section 3 above (the date of such acceptance the “Exercise Date”), Purchaser shall pay to Seller a purchase price consisting of the following components:

(a)	[***] (“Tranche 1”);

(b)	[***] (“Tranche 2”);

(c)	an amount equal to [***] for a period ending upon [***]; provided that the aforementioned percentage of the aggregate Net Sales is, on a country-by-country and product-by-product basis, reduced from [***] (“Tranche 3”); and

(d)	a further amount equal to [***].

2.	“Net Sales” shall mean with respect to any substance and/or product that has been developed using Sold Assets or is covered by the Sold IP and/or Sold Know-How or is otherwise stemming from the Sold Projects (“Product”) for any period, the total (gross) amount billed or invoiced on sales of such Product during such period by (i) the Purchaser; (ii) its affiliates within the meaning of §§ 15 et seq. of the German Stock Corporation Act (AktG) (“Affiliates”) or (iii) licensees of the Purchaser and/or its Affiliates worldwide to third parties (including wholesalers) in bona fide arm’s length transactions, less the following deductions, in each case related specifically to the Product and actually allowed and taken by such third parties and not otherwise recovered by or reimbursed to the Purchaser, its Affiliates or their respective licensees:

(i)	trade, cash and quantity discounts (other than price discounts granted at the time of invoicing which have been already included in the gross amount invoiced);

(ii)	taxes on sales (such as sales, value added, or use taxes) to the extent added to the sale price and set forth separately as such in the total amount invoiced (but not including taxes assessed against the income derived from such sale);

(iii)	amounts repaid or credited by reason of rejections, defects, return goods allowance, recalls or returns, or because of retroactive price reductions, including rebates or wholesaler charge backs;

(iv)	freight, insurance, and other transportation charges to the extent added to the sale price and set forth separately as such in the total amount invoiced, as well as any fees for services provided by wholesalers and warehousing chains related to the distribution of such Product;

(v)	cost of collections or for commissions paid to independent sales agencies of Purchaser, its Affiliates or their respective licensees;

(vi)	deductions to gross invoice price of Product imposed by Regulatory Authorities or other governmental entities (where such deductions are imposed based on published and independently verifiable regulatory standards); and

(vii)	standard inventory costs of devices or delivery systems sold as unit with the Product and used for dispensing or administering or delivering the Product, provided that they are directly related to the respective sold product.

No deductions shall be made for the cost of collections or for commissions paid to regular employees of Purchaser, its Affiliates or their respective licensees.

If a Product is sold in form of a combination product, then Net Sales for such combination product shall be determined on a country-by-country basis by mutual agreement of the Parties in good faith taking into account the perceived relative value contributions of the Product and the other ingredient or component in the combination product, as reflected in their respective market prices. In case of disagreement, an independent expert agreed upon by both Parties within thirty (30) days following the first commercial sale in the specific country or, failing such agreement, an independent expert designated by the Industrie- und Handelskammer für München und Oberbayern at its earliest convenience, shall determine such relative value contributions and such determination shall be final and binding upon the Parties.

If a Product is sold as part of a bundled transaction (i.e. a scenario in which a number of transactions for an assortment of goods, services, and intangibles are combined), the amount to be included in Net Sales shall be determined based on the pro rata allocation of the amount invoiced for all products included in such bundled transaction, based on the average per unit net sales price (calculated for the calendar quarter being reported) for such Product and the average per unit net sales price (calculated for the calendar quarter being reported) for every other product included in such bundled transaction and the number of units of Product and every other product included in such bundled transaction.

Net Sales shall not include transfers or dispositions for no profit, for charitable, promotional, evaluation, pre-clinical, clinical, regulatory, or governmental purposes or as commercial samples to the extent such transfers and dispositions are in line with international standards and applicable form. Net Sales shall include the amount or fair market value of all other consideration received by the Purchaser or its Affiliates or their respective licensees in respect of the Product, whether such consideration is in cash, payment in kind, exchange or other form. Net Sales shall not include sales between or among the Purchaser, its Affiliates, or their respective licensees. Subject to the above, Net Sales shall be calculated in accordance with the standard internal policies and procedures of the Purchaser, its Affiliates, or their respective licensees, which must be in accordance with IFRS or the generally accepted accounting principles as practiced in the United States (US-GAAP).

3.	“Exit” shall mean (i) any sale of more than [***] of all shares in the Purchaser in a single transaction or a series of related transactions to one or more third parties; (ii) the disposal (including by way of licenses) of in aggregate more than [***] of all assets of Purchaser to one or more third parties (according to their fair value and irrespective of whether such assets may be shown in the Purchaser’s financial statements under applicable generally accepted accounting principles); (iii) a share swap, contribution, merger, other transformation or take-over of Purchaser, if the shareholding in the new entity by the current shareholders of the Purchaser following the merger is less than 50%; (iv) the liquidation of the Purchaser; or (v) the direct or indirect (via a holding company) listing of the Purchaser and/or the Purchaser’s shares and/or the public offering of the Purchaser’s shares or a secondary offering of the Purchaser’s shares on a stock exchange (the “IPO”); provided, however, that in the event that not all shares in or assets of the Purchaser are included in the Exit, then each subsequent sale, disposal, share swap, contribution, merger, other transformation or take-over of shares in or assets of the Purchaser not included in the initial Exit shall also be considered to be an “Exit” and the Seller shall be entitled [***]. The following shall be considered the “Proceeds”: (i) In case of a sale of shares in the Purchaser: The total purchase price received by the shareholders of the Purchaser as consideration for the relevant shares in the Purchaser; (ii) in case of a disposal of assets of the Purchaser: The total purchase price or other consideration (including upfront, milestone, earn-out and royalty payments) received by the Purchaser as consideration for the relevant assets of the Purchaser; (iii) in case of a share swap, contribution, merger, other transformation or take-over: The total number of shares of the receiving or surviving legal entity received by the shareholders of the Purchaser as consideration for the relevant shares in the Purchaser; (iv) in case of a liquidation: The cash proceeds resulting from the liquidation (Liquidationserlös) remaining after satisfaction of all liabilities of the Purchaser; and (v) in case of an IPO: The fully-diluted pre-money valuation of the Purchaser in such IPO. If and to the extent that the Proceeds do not consist of cash, but rather of a consideration in kind (e.g. shares), the Seller shall receive [***] in such consideration in kind and (in case of a mixed consideration, e.g. cash and shares) in the same ratio as the shareholders of the Purchaser, provided that [***]. With respect to the amount of any substituting payment in cash as well as in all other cases in which the value of a consideration in kind is relevant, to the extent that the consideration in kind consists of shares in companies listed on a stock exchange, the share price fixed at the stock exchange at the time and date that the transfer of the consideration in kind to the shareholders of the Purchaser takes effect shall be conclusive, and in all other cases, the fair market value of such consideration in kind at the time and date of the consummation of the Exit shall be conclusive, which shall be determined with binding effect on both Parties by the Purchaser’s auditor in accordance with the IDW-guidelines. In case of an !PO, the Seller shall receive [***].

4.	The Tranches set forth in para. 1 above shall be due and payable as follows:

(a)	Tranche 1 within [***].

(b)	Tranche 2 within [***].

(c)	Tranche 3 shall be paid [***].

(d)	Tranche 4 within [***].

5.	Each payment on Tranche 3 or Tranche 4 shall be accompanied by a statement from the Purchaser in sufficient detail to allow for the calculation of the payments due hereunder, [***].

6.	Each of the Tranches set forth in para. 1 above shall be transferred to the following account of Seller: [***]

7.	Any payments to be made under this APA shall be made in EUR free of costs and charges by irrevocable wire transfer of immediately available funds.

8.	Unless otherwise provided herein, each of the Parties shall pay interest on any amounts becoming due and payable to the other Party under this APA as from [***].

9.	No Party shall be entitled to

(a)	set-off any rights and claims it may have against the other Party, against any rights or claims which the other Party may have under or in connection with this APA, or

(b)	refuse to perform any obligation it may have under or in connection with this APA on the grounds that it has a right of retention,

except as (i) explicitly permitted herein or (ii) except for claims undisputed by the respective other Party or (iii) in respect of claims resulting from a final and non-appealable court judgement or court settlement or by a final arbitral award obtained in accordance with this APA.

10.	Until [***], the Purchaser shall, and the Purchaser shall procure that its Affiliates and their respective licensees, maintain complete and accurate books and records of account, in accordance with generally accepted accounting principles, of all transactions and other business activities relevant for the payments under this APA, sufficient to confirm the accuracy of all reports and payments furnished by Purchaser to Seller under this Section 5. Upon Seller’s written notice to Purchaser, during normal business hours and not more than once every calendar year, a certified public accountant designated by Seller and reasonably acceptable to Purchaser shall have the right to audit such books and records of account of the Purchaser, its Affiliates and their respective licensees (provided always that such certified public accountant enters into an appropriate confidentiality agreement with Purchaser and its Affiliates), in order to confirm the accuracy and completeness of all such reports and all such payments. Such certified public accountant may disclose to Seller only whether such reports and payments are correct or incorrect and the specific details concerning any discrepancies. No other information shall be provided to Seller. Seller shall bear all costs and expenses incurred by it in connection with any such audit; [***].

11.	In the event of a disposal of the Sold Assets by the Purchaser to a third party in whole or in part (and individually or as part of a disposal of more than [***] of all assets of Purchaser), the Purchaser shall procure that the acquirer assumes all of the obligations of Purchaser under this APA, in particular without limitation the obligations to pay the purchase price under this Section 5 and the book keeping and auditing obligations under para. 10 above, it being understood that for the obligations of the Purchaser under Section 1 para. 8, only Section 1 para. 8 shall be relevant; following such disposal of the Sold Assets, any reference to the Purchaser, its Affiliates and their respective licensees in this Section 5, in particular without limitation in the definition of Net Sales, shall henceforth refer to such acquirer, its Affiliates and their respective licensees mutatis mutandis. The same shall apply in the event of a universal transaction (Gesamtrechtsnachfolge).

12.	In addition to the purchase price, the Purchaser shall reimburse the Seller for [***]. The relevant costs and expenses up to the date hereof are set forth in Annex 4 hereto, and the further costs and expenseS incurred after the date hereof up until the Effective Date shall be agreed upon by the Purchaser in advance and documented by the Seller in the same format and submitted to the Purchaser as of the Effective Date. Such reimbursement shall be due and payable concurrently with Tranche 1, i.e. the Purchaser shall not be obligated to reimburse the Seller in case it does not accept the sale and transfer of the Sold Assets and Sold Projects pursuant to Section 3.

13.	All payments due to the terms of this APA are expressed to be exclusive of VAT or similar indirect taxes (e.g. goods and service tax). VAT/indirect taxes shall be added to the payments due to the terms of this APA if legally applicable. Withholding taxes, if any, shall be borne by Seller.

Section 6
Warranties

1.	The Seller hereby represents and warrants in the form of independent undertakings pursuant to § 311 para. 1 German Civil Code (selbständiges Garantieversprechen gem. § 311 Abs. 1 BGB) to the Purchaser that the statements set forth in this Section 6 para. 1 (collectively “Warranties” and each a “Warranty”) are true and correct as of the date hereof:

(a)	The Seller does validly exist under the law of the Federal Republic of Germany. The execution and performance by the Seller of this APA are within the Seller’s power and authority, do not violate the articles of association or by-laws of the Seller and have been duly authorized by all necessary corporate and other actions and required approvals on the part of the Seller.

(b)	The execution and performance of this APA by the Seller require no approval or consent by any governmental authority and do not violate any applicable law or decision by any court or governmental authority binding on the Seller.

(c)	The Seller is the lawful owner of the Sold Assets. The Seller is fully entitled to transfer the Sold Assets which are free and clear of any liens, encumbrances or any other third party rights, in particular the assets are not subject to any pledges or other security rights of any third party and have not been subject to any execution proceedings (Zwangsvollstreckung), unless explicitly disclosed in Section 1 para. 1. The Seller has not granted any license with regard to the Sold Assets to any third party.

(d)	To the knowledge of the Seller, none of the Sold IP is subject to any judgment, injunction, order or decree which materially restricts the use thereof and no third party has challenged or threatened to challenge any Sold IP. The Seller does not know of, or of any basis for, any claim for revocation, amendment, opposition or rectification or any challenge to ownership or entitlement in respect of any of the Sold IP. The Seller has not licensed any intellectual property rights necessary for the exploitation of the Sold Projects from any third parties. The Seller explicitly does not provide any representation and warranty as to the patentability or validity of any of the Sold IP, for the commercial exploitability or the fitness for any purpose of any of the Sold IP and for the non-infringement of any third party right by any of the Sold IP or its use.

(e)	To the knowledge of the Seller, Seller has undertaken all appropriate means to keep the Sold Know-How secret, in particular by concluding appropriate confidentiality agreements and by limiting the access to the Sold Know-How to the personal/third party contractors to the extent reasonably required.

(f)	Seller is not aware of any circumstances that have infringed the confidentiality of the Sold Know-How.

(g)	The Seller explicitly does not provide any representation and warranty as to the confidentiality of the Sold Know-How, for the commercial exploitability or the fitness for any purpose of any of the Sold Know-How and for the non-infringement of any third party right by the use of the Sold Know-How.

2.	If and to the extent that any of the Warranties is incorrect, the Seller shall be liable to put the Purchaser into the same position the Purchaser would be in, had the respective Warranty been correct or had the respective breach not occurred (Naturalrestitution). If and to the extent that the Seller fails to put the Purchaser into the position it would be in without such breach of Warranty within one month from notification of such breach, the Purchaser shall be entitled to claim monetary damages in cash (Schadensersatz in Geld).

3.	Any claims of the Purchaser pursuant to the afore-mentioned para. 2 (the “Warranty Claims”) shall be limited as follows:

(a)	Warranty Claims arising from a breach of Warranty pursuant to para. 1 lit. (a) through lit. (c) (including) above (collectively “Title Warranties”) shall become time-barred under the statute of limitations (verjähren) three years after the Exercise Date. The limitation period (Verjährungsfrist) for all other Warranty Claims shall be 18 months after the Exercise Date.

(b)	The Seller shall not be liable for any Warranty Claims unless and until the amount of the individual Warranty Claim exceeds [***] (the “De Minimis Amount”) and unless and until the aggregate amount of all Warranty Claims which individually exceed the De Minimis Amount exceeds [***], in which event all of such Warranty Claims which individually exceed the De Minimis Amount shall be recoverable under this APA.

(c)	The total liability of the Seller for any and all Warranty Claims shall in the aggregate be limited to an amount equal to [***] of the amounts actually received by the Seller as purchase price under Section 5 above, except for any and all Warranty Claims related to the breach of any of the Title Warranties that shall be limited to an amount of [***] of the amounts actually received by the Seller as purchase price under Section 5 above.

(d)	The Purchaser may not assert Warranty Claims if and to the extent that it had knowledge of the facts or circumstances on which the claim is based when this APA was concluded. § 442 (1) sentence 2 German Civil Code (BGB) and § 377 German Commercial Code (HGB) shall not apply. A possible knowledge of Dr. Manfred Gröppel shall neither be attributed (zugerechnet) to the Purchaser nor to the Seller within this Section 6.

(e)	Warranty Claims may only be asserted against the Seller once for one and the same loss, even if this arises from a breach of more than one Warranty.

(f)	Moreover, the Seller shall not be liable to the extent that (i) the Purchaser failed to fulfil its duty to avoid or mitigate the loss pursuant to § 254 German Civil Code (BGB), or (ii) the Warranty Claim is attributable to an amendment to legal provisions which was made after this APA was signed.

4.	The Parties agree that the rights and remedies which the Purchaser may have in relation to Warranty Claims are limited to the rights and remedies expressly provided for in this APA which shall apply in lieu of all other rights and remedies that would be available to the Purchaser under statutory law in relation to Warranty Claims. Except as expressly provided for otherwise in this APA, any and all other rights and remedies of any legal nature which the Purchaser may have against the Seller with respect to Warranty Claims shall be hereby expressly waived and excluded, in particular, without limitation, any statutory rights and remedies based on a breach of a representation and warranty as well as claims based on a frustration of contract (Störung der Geschäftsgrundlage, § 313 German Civil Code (BGB)), voidance of the APA (Anfechtung), rescission of the APA (Rücktritt), reduction of the purchase price (Minderung), supplementary performance (Nacherftüllung) and other claims for defects according to § 437 German Civil Code (BGB), compensation for expenses (Aufwendungsersatz), culpa in contrahendo (Verschulden bei Vertragsverhandlungen, § 311 German Civil Code (BGB)), breach of contract (§§ 280 to 282 German Civil Code (BGB)) and rights and remedies based on tort (§§ 823 et seq. German Civil Code (BGB)). For the avoidance of doubt, the Seller’s liability is not excluded or limited with respect to claims for willful misconduct (Vorsatz) and willful deceit (arglistige Täuschung).

5.	Except as expressly provided for otherwise in this APA, the Warranties shall be exhaustive and the Seller does not assume any express or implied guarantees, representations, warranties, indemnities or similar instruments of any kind in addition to the Warranties.

Section 7
Additional Provisions on Transfer of Sold Assets and Sold Agreements

1.	If the transfer of any Sold Assets or the Sold Agreement (including obligations) hereunder depends on the consent of a third party, the Parties shall cooperate in good faith and jointly endeavor to obtain such consent without undue delay; in this context the Parties shall disclose to the third party the scope according to which the Purchaser assumes the rights and obligations of the Seller.

2.	Until the required consent pursuant to para. 1 above has been obtained in relation to any Sold Asset or the Sold Agreement, the Parties shall, to the extent legally permissible, treat each other with effect from the Effective Date as if the transfer of the Sold Asset or Sold Agreement hereunder had already become effective as of the Effective Date. Consequently, until such consent is given, the Seller shall, via its 100% subsidiary 4SC Discovery, act vis-à-vis third parties (im Auβenverhältnis) as owner of the relevant asset, party to the relevant agreement or offer, or debtor of the relevant obligation, as the case may be, but shall, to the extent legally permissible, in the internal relationship with the Purchaser (im Innenverhältnis) act for the Purchaser’s account, but only in accordance with and on the prior written instruction of Purchaser. Consequently, with effect as from the Effective Date, the Purchaser shall indemnify and hold harmless the Seller from and against any and all costs, losses, proceedings, claims, demands and expenses resulting from or relating to the relevant Sold Agreement as the Seller may reasonably require.

3.	The Purchaser acknowledges that Panoptes Pharma GmbH has signaled that it will not grant its consent to the transfer to the Sold Agreement, that therefore a transfer of the Sold Agreement will probably not be possible, and that the Sold Agreement does not encompasses the possibility to grant a sub-license or to otherwise transfer the license granted thereunder to a third party.

4.	The Seller shall procure that its 100% subsidiary 4SC Discovery does not terminate the Sold Agreement unless there is good cause (wichtiger Grund), and furthermore that a potential acquirer of 4SC Discovery also assumes the Seller’s obligations under this APA if and to the extent that they relate solely to 4SC Discovery.

5.	Until the expiry of the Option Term, Seller shall reasonably participate in and support the due diligence process of Purchaser and its advisors in regard to the Sold Assets or Sold Agreement and any and all rights and obligations pertaining to them in order to facilitate a financing of Purchaser. Any reasonable out-of-pocket expenses, in particular travel expenses, of the Seller resulting therefrom shall be reimbursed by the Purchaser, provided that Purchaser has granted its prior approval to such expenses.

Section 8
Non-Compete, Non-Solicitation, Confidentiality

1.	For a period of [***] following the Effective Date the Seller shall refrain, and shall procure that its Affiliates refrain, from engaging, itself or through Affiliates, in research and/or development activities as well as service activities in the field of [***] (any of such business activities a “Competing Activity”), provided that any other research and/or development activities as well as service activities, in particular, without limitation, the service activities performed by the Seller or any of its Affiliates at the date of this APA, shall not be deemed a Competing Activity, and further provided that, for the avoidance of doubt, Panoptes Pharma GmbH shall not be considered an Affiliate for the purposes of this Section 8 and any activities conducted by Panoptes Pharma GmbH shall not be a Competing Activity;

2.	In the case of a breach by the Seller of the obligations set forth in para. 1 above, the damages and losses of the Purchaser for which the Seller shall be liable as a result thereof shall include any damages suffered by Purchaser or any of its Affiliates. In addition to any other remedies available to the Purchaser under this APA or applicable law, the Seller, as the case may be, shall pay to the Purchaser irrespective of fault a penalty of [***] for each individual breach by the Seller, as the case may be, of any of its obligations set out in para. 1 above. If a breach continues for more than ten business days, such continuation shall be regarded as a new and separate breach within the meaning of this para. 2. The Purchaser shall not be deemed to have waived the requirement of the Seller, and the Seller shall not be deemed to be relieved of its obligation, to comply with the obligations of para. 1 above by the Purchaser accepting payment of such penalty or seeking any other remedy available to which the Purchaser may be entitled under this APA or applicable law.

3.	For a period of [***] the Seller shall refrain, and shall procure that its Affiliates refrain, from soliciting or attempting to solicit the employment of [***] as future director, officer or key employee of Purchaser, it being understood that the Seller’s right to enter into service agreements with [***] as (external) advisor or consultant shall remain unaffected.

4.	The Seller shall keep the Sold Know-How confidential during the Option Term and after the Exercise Date, unless otherwise provided in this APA. The Seller undertakes to exercise all reasonable efforts to ensure that the duty of confidentiality regarding the Sold Know-How laid down in this APA is observed by all its Affiliates and all its employees.

5.	Each Party undertakes to maintain secrecy of the confidential information and the confidential know-how disclosed by the other Party before the Effective Date and shall only use this information for the purpose of this APA. Each Party shall be allowed to disclose confidential information of the other Party to its employees, senior executives or advisers and its subsidiaries only if and to the extent to which these employees, senior executives, advisers and subsidiaries need to know this information for the purpose of this APA. The Parties undertake to exercise all necessary efforts to ensure that the duty of confidentiality laid down in this APA are observed by such employees, senior executives, advisers or subsidiaries.

6.	The Parties understand and agree that in the case of a breach by the Seller of its obligations in this Section 8, the remedies available to the Purchaser under this APA may not be sufficient to indemnify the Purchaser fully against all damage, and that therefore the Purchaser shall be entitled to enforce any claims for specific performance (Unterlassungs- and Beseitigungsansprüche) by injunctive relief (einstweiliger Rechtsschutz).

Section 9
Miscellaneous

1.	The Parties are aware and agree that the transfer of the Sold Assets is subject to German law. This APA shall be interpreted exclusively consistent with German law and usage of terminology. This includes, without limitation, the legal concepts and terms contained in this APA, the English translations of which may not be identical with the original German terms in their respective legal understanding.

2.	Should any provision of this APA, or any provision incorporated into this APA in the future, be or become invalid or unenforceable, the validity or enforceability of the other provisions of this APA shall not be affected thereby. The invalid or unenforceable provision shall be deemed to be substituted by a suitable and equitable provision which, to the extent legally permissible, comes as close as possible to the intent and purpose of the invalid or unenforceable provision. The same shall apply if (i) the Parties have unintentionally failed to address a certain matter in this APA (Regelungslücke); in this case a suitable and equitable provision shall be deemed to have been agreed upon which comes as close as possible to that the Parties, in light of the intent and purpose of this APA, would have agreed upon if they had considered the matter; or (ii) any provision of this APA is invalid because of the scope of any time period or performance stipulated herein; in this case the Parties shall be deemed to have agreed upon a legally permissible time period or performance which comes as close as possible to the stipulated time period or performance.

Planegg-Martinsried, this __May 15, 2016

/s/ Enno Spillner Vorstand	/s/ Manfried Groeppel
4SC AG CEO	Immunic AG COO